Exhibit 10.10

SHUTTERSTOCK, INC.

DIRECTOR COMPENSATION POLICY

Independent directors of Shutterstock, Inc. (the “Company”) shall receive the following compensation for their service as a member of the Board of Directors (the “Board”) of the Company:

Director Fees

We will pay director fees only to those members of our Board who are independent under the listing standards of the New York Stock Exchange.

Our goal is to provide compensation for our independent directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs.  We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our directors with a mix of cash and equity-based compensation.  As a result, each independent director will receive an annual fee of $50,000 for board service; the chairperson of the Audit Committee will receive an additional fee of $20,000 and each member of the Audit Committee (other than the chairperson) will receive an additional fee of $10,000; the chairperson of the Compensation Committee will receive an additional fee of $7,500 and each member of the Compensation Committee (other than the chairperson) will receive an additional fee of $5,000; each member of the Nominating/Governance will receive an additional fee of $2,500.  In addition, new independent directors will receive an initial equity award, and continuing independent directors will receive an annual equity retainer in the form of restricted stock units, in each case, with a cash value of $150,000.  The annual board fee and the annual committee chairperson and member fees shall be payable in cash, and the initial equity awards and annual equity retainers shall be payable in restricted stock units, in each case as set forth below. The director fees will be effective as of January 1, 2015 except for the initial equity award issued on December 1, 2014 which is effective as of that date.

Cash Fees and Retainers

Board Members

Each independent director shall be entitled to an annual cash retainer of $50,000 (the “Annual Cash Retainers”), payable quarterly in arrears as set forth below.

Committee Chairs and Lead Independent Director

In addition to the Annual Cash Retainer, an independent director who serves as member or chairperson of the Company’s Audit, Compensation or Nominating/Governance Committee shall be entitled to an additional annual cash retainer equal to $10,000 ($20,000 in the case of the chairperson), $5,000 ($7,500 in the case of the chairperson), or 2,500, respectively (collectively, the “Committee Cash Retainers”).  These additional cash retainers shall be payable quarterly in arrears as set forth below.

Payment of Cash Retainers

The Company shall pay the Annual Cash Retainers and the Committee Cash Retainers on a quarterly basis in arrears, subject to the director’s continued service to the Company as an independent director or member or chairperson of the Audit, Compensation or Nominating/Governance Committee, as applicable, on the last day of the preceding quarter. Such cash amounts shall be prorated in the case of service for less than the entire quarter.

Equity Awards and Equity Retainers

Initial Award for New Directors

On the date a new independent director becomes a member of the Board, each such independent director shall automatically receive an award of restricted stock units (“RSUs”) with a cash value of $150,000 (an “Initial Award”).  The Initial Award shall vest as to all of such shares on the one year anniversary of the date of grant, subject to the independent director’s continued service to the Company through the vesting date.

Annual Equity Retainer for Continuing Board Members

Each continuing independent director shall automatically receive an annual equity retainer in the form of an award of restricted stock units with a cash value of $150,000 (an “Annual Equity Retainer”), with the grant date of such award to be the date of each Company annual meeting of stockholders. The Annual Equity Retainer for such independent directors shall vest as to all of such shares on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant for the award, subject in each case, to the independent director’s continued service to the Company through the vesting date. The only vesting exception will be for the initial RSUs issued to existing board members in December 2014 which shall vest on June 1, 2015.

Provisions Applicable to All Equity Awards

The number of restricted stock units subject to an Initial Award or an Annual Equity Retainer shall be determined by dividing (x) the cash value of the award (currently, $150,000 in each case) by (y) the average of the Company’s closing price for a share of common stock on each trading day during the thirty (30) trading days period ending on the date immediately prior to the grant date, rounded down to the nearest whole number of shares.  The Initial Awards and the Annual Equity Retainers shall be subject to the terms and conditions of the Company’s 2012 Omnibus Equity Incentive Plan (the “Plan”) and the terms of the Restricted Stock Unit Agreements entered into between the Company and each director in connection with such awards.  Furthermore, all vesting for any such awards to Board members shall terminate, and all such awards shall be fully vested, upon a “Change of Control” as defined in the Plan.

In its discretion, the Company may structure the Initial Award and/or the Annual Equity Retainer to include, or allow the director to elect, a deferred settlement of the shares subject to such award until the earlier of one or more of the following events: (i) a fixed date in the future; (ii) a separation from service as a member of the Board; or (iii) a Change of Control.

Expense Reimbursement

All independent directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business.  The Company shall make expense reimbursements to all directors within a reasonable amount of time following submission by the director of reasonable written substantiation for the expenses.